Exhibit 5.1

June 30, 2014

Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

Re:	Unity Bancorp, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Unity Bancorp, Inc., a New Jersey corporation (the “ Company ”) in connection with the (i) Registration Statement on Form S-1 (File No. 333-195270) (as amended through the date hereof, the “ Initial Registration Statement ”) filed by the Company with the Securities and Exchange Commission (the “ Commission ”) under the Securities Act of 1933, as amended (the “ Securities Act ”), and (ii) a second Registration Statement on Form S-1 filed by the Company pursuant to Rule 462(b) under the Securities Act (the “ 462(b) Registration Statement,” and together with the Initial Registration Statement, the “ Registration Statement ”). This opinion letter is furnished to you in connection with the filing of the 462(b) Registration Statement, relating to the registration of up to 760,713 shares of the common stock, no par value per share, in connection with the distribution by the Company to its shareholders of non-transferable subscription rights (the “Rights”) entitling the holders thereof to purchase up to 760,713 newly issued shares of the common stock, no par value per share (the “Common Stock”) of the Company (the “Rights Offering”). Pursuant to the Rights Offering, shares of Common Stock may be issued and sold by the Company upon exercise of the Rights (the “Rights Shares”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the 462(b) Registration Statement.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) the effectiveness of the Registration Statement, (ii) the issuance of the Rights and the Rights Shares in the manner described in the Registration Statement and (iii) the receipt by the Company of the consideration for the Rights Shares specified in the resolutions of the Board of Directors, (A) the Rights will be valid and binding obligations of the Company, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization, moratorium and similar laws affecting the rights of creditors generally, and by general principles of equity; and (B) the Rights Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is limited to the laws of the State of New Jersey and no opinion is expressed as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal and state securities laws relating to the sale of Rights Shares. The opinion is rendered solely for your benefit and that of subscribers in connection with the transaction described above and may not be used or relied upon by any other person without prior written consent in each instance.

/s/ WINDELS MARX LANE & MITTENDORF, LLP